Exhibit 5.1

1500 SAN JACINTO CENTER 98 SAN JACINTO BLVD. AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
December 17, 2009
PostRock Energy Corporation
210 Park Avenue, Suite 2750
Oklahoma City, OK 73102
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-4 (Registration No. 333-162366) (as amended, the “Registration Statement”) filed by PostRock Energy Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to 8,055,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), we are passing upon certain legal matters in connection with the Shares for the Company. The Shares are to be issued pursuant to the terms and provisions of the Agreement and Plan of Merger dated as of July 2, 2009, as amended as of October 2, 2009 (the “Merger Agreement”), by and among the Company, Quest Resource Corporation (“QRCP”), Quest Energy Partners, L.P. (“QELP”) and Quest Midstream Partners, L.P. (“QMLP”), Quest Midstream GP, LLC (“QMGP”), Quest Energy GP, LLC, Quest Resource Acquisition Corp., Quest Energy Acquisition, LLC, Quest Midstream Holdings Corp. and Quest Midstream Acquisition, LLC. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the certificate of incorporation and bylaws of the Company, the form of restated certificate of incorporation and bylaws of the Company to be in effect as of the effective time of the transactions contemplated by the Merger Agreement (the “Charter Documents”), corporate records and documents of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other agreements, instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In giving such opinion, we have relied upon certificates of officers and other representatives of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and have assumed the genuineness of all signatures on documents examined by us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. In connection with this opinion, we have assumed that:
     (a) the Registration Statement and any post-effective amendments thereto will have become effective under the Securities Act;

     (b) the transactions contemplated by the Merger Agreement will have been completed in accordance with the terms of the Merger Agreement;
     (c) certificates representing Shares, if any such certificates are to be issued to the holders of the common stock of QRCP, common units of QELP, common units of QMLP or units of QMGP in accordance with the terms of the Merger Agreement, will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Charter Documents and the provisions of the Merger Agreement;
     (d) all other Shares will have been registered, in book-entry form, in the names of the holders of the common stock of QRCP, common units of QELP, common units of QMLP or units of QMGP, in accordance with the Merger Agreement;
     (e) the Shares will have been issued in the manner stated in the Registration Statement and the Merger Agreement; and
     (f) the aggregate consideration to be received by PostRock in exchange for the Shares pursuant to the Merger Agreement will not be less than the aggregate par value of the Shares.
     Based on our examination as aforesaid, and based upon and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued by PostRock pursuant to and in accordance with the Merger Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable.
     The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ BAKER BOTTS L.L.P.